Exhibit 10.1

SEPARATION & GENERAL RELEASE AGREEMENT

THIS SEPARATION & GENERAL RELEASE AGREEMENT (“Agreement”) is made by and between Gary Collins (hereinafter referred to as “Executive”) and Old Second Bancorp, Inc., on behalf of itself and its subsidiaries and affiliates and each of their successors, predecessors and assigns (hereinafter collectively referred to as the “Company”).  Executive and the Company are collectively herein referred to as the “Parties”;

WHEREAS, Executive has delivered his resignation from employment with the Company;

WHEREAS, the Parties have mutually agreed that Executive’s employment with the Company and his service on the Board of Directors will officially terminate on October 31, 2026 (the “Separation Date”); and

WHEREAS, the Parties desire to set forth the terms of Executive’s separation and to resolve any and all potential claims arising out of or in any way related to Executive’s employment or service with the Company;

NOW, THEREFORE, in consideration of the payments, benefits, and mutual promises and covenants described herein, the Parties agree as follows:

1.Accrued Obligations.  Executive shall be paid a lump sum cash amount equal to his unpaid base salary, accrued but unused paid time off, unreimbursed business expenses, and club dues owed to the Executive through his Separation Date, as described in Section 12(i) of his Executive Employment Agreement with the Company effective March 19, 2024 (the “Employment Agreement”).

2.Separation Pay.  In exchange for Executive’s timely execution, delivery and non-revocation of the Release (as described in Section 4), and pursuant to Section 12 of the Employment Agreement, the Company agrees to pay Executive the following payments and benefits (the “Separation Pay”), subject to all required deductions and withholdings:

a.Base Salary.  A lump sum cash payment of $52,787.50, equal to two (2) months of Executive’s annual base salary as in effect on the Separation Date.

b.2026 Bonus.  A lump sum cash payment of $158,362.50, equal to Executive’s target bonus of fifty percent (50%) of his annual base salary as in effect on the Separation Date.

c.Vesting of Equity Awards.  One hundred percent (100%) vesting of Executive’s outstanding and unvested restricted stock units (RSUs) as of his Separation Date pursuant to Section 12(e) of the Employment Agreement and Section 3(b) of the applicable Time Vesting Restricted Stock Unit Award Agreement, and vesting of Executive’s outstanding performance-based RSUs as of his Separation Date on a pro-rata basis, based on the target number of performance-based RSUs, as provided in Section 12(e) of the Employment Agreement and Section 3(b)(ii) of the applicable Performance-Based Restricted Stock Unit Award Agreement.

d.COBRA.  If Executive properly elects COBRA continuation coverage for himself and/or his qualified beneficiaries under the Company’s group medical plan, the Company will contribute the employer contribution that it would normally make for active employees for the first two (2) months of such coverage.

e.Country Club Dues.  The Company will continue to reimburse Executive for regular membership fees incurred for his existing country club membership for membership periods through December 31, 2026, provided that Executive submits appropriate supporting documentation no later than December 31, 2026.

The Parties acknowledge and agree that the Separation Pay represents compensation to which Executive would not otherwise be entitled under the Employment Agreement or the Company's established policies, plans, and procedures and that these payments and benefits constitute extra consideration being provided in exchange for his execution of this Agreement and the Release.

3. Released Claims.  In consideration of the promises made by the Company in this Agreement, Executive provides the following releases as of the date of his execution of this Agreement and agrees to execute the general release attached hereto as Appendix A on his Separation Date and promptly deliver it to the Company at the address set forth in Section 16(b) below.

Executive, on behalf of himself and his spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasing Parties”) hereby releases and forever waives and discharges the Company and each of its owners, shareholders, members, directors, officers, employees, board members, trustees, insurers, and agents, past and present (collectively, “Released Parties”) from any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, accrued or contingent, which have or could be asserted against the Released Parties arising out of or related to his employment or service or other relationship with the Company, the termination thereof, and/or any other occurrence up to and including the date of his execution of this Agreement, including but not limited to:

a.claims, actions, causes of action or liabilities based on discrimination or retaliation arising under Title VII of the Civil Rights Acts of 1963, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the federal Worker Adjustment and Retraining Notification Act, the Illinois Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the federal Occupational Safety and Health Act, the National Labor Relations Act, the Illinois Human Rights Act, the Equal Pay Act, the Illinois Equal Pay Act, the Illinois Biometric Information Privacy Act, and/or any other federal, state, municipal or local  employment discrimination statutes or ordinances, in each case as amended and only to the extent permitted by law (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, handicap, disability, sexual orientation, marital status, retaliation, genetic information and veteran status);

b.claims, actions, causes of action or liabilities arising under any other federal, state, or local statute, law, ordinance or regulations; and

c.any other claim whatsoever, including but not limited to, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, negligence, invasion or breach of privacy rights, and/or any other common law, statutory or ordinance.

Notwithstanding the foregoing, nothing in this Agreement or the Release shall release or discharge any claims which any Releasing Party may make under state workers’ compensation or unemployment compensation laws, claims which by operation of law a Releasing Party cannot waive, and/or claims related to a breach of this Agreement or the Release.

Executive understands that nothing contained in this Agreement or the Release limits any Releasing Party’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”), to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency (including providing information, without notice to the Company), to receive a financial incentive from Government Agencies for information provided to any Government Agency, or to report any good faith allegations of unlawful employment practices or criminal conduct to any appropriate Government Agency; provided, however, that no Releasing Party shall seek, receive, or be entitled to reinstatement and/or any monetary damages (including but not limited to back pay, front pay, liquidated, compensatory, and/or punitive damages) from the Company or any other Released Party that may result from the filing of a charge or complaint filed with a Government Agency or any government-related commission.  Each Releasing Party has the right, if required by law, regulation, or legal process, to make any truthful statements or disclosures. Nothing in this Agreement or the Release limits any Releasing Party’s right to request or receive confidential legal advice.

Executive acknowledges that, as of the date he executes this Agreement, no sexual harassment or abuse claims exist or have been claimed that would impact the tax ramifications of the benefits provided under this Agreement pursuant to Treasury Regulations and Section 13307 of the Federal Tax Cuts and Jobs Act.

4.Undiscovered Claims or Facts.  Executive understands that he may discover, after his execution of this Agreement, claims or facts that may be different than, or in addition to, those which he now knows or believes to exist with regards to the subject matter of the releases provided by this Agreement and which, if known at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it.  Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

5.No Further Claims; No Assignment.  Executive represents and warrants that, as of the date he executes this Agreement, (a) he has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Released Parties; (b) he has made no assignment or transfer of any right or claim released under this Agreement and he further agrees that he is not aware of any such right or claim; (c) he has not assigned, transferred or given away any of the Claims that he is releasing, nor has he purported to do so; and (d) no child support order, garnishment orders, or other orders requiring him to pay money to any other person are now in effect.

6.Update Social Media Profile:  Executive promises that effective upon his Separation Date, he will update any social media profile (e.g., LinkedIn) to reflect that he is no longer an employee or service provider of, or otherwise affiliated with, the Company.  Executive may represent that he is a former employee or service provider, but will not in any way hold himself out as currently employed by, in service of, or affiliated with the Company.

7.Restrictive Covenants.  This Agreement incorporates all restrictive and protective covenants set forth in Sections 6 through 11 of the Employment Agreement, which shall continue to apply to protect the Company (the “Company Protections”).

8.Nondisparagement.  Executive agrees that he will not make any disparaging statements that are false or misleading about the products and services of the Company or any other Released Party to any third party, specifically including, without limitation, any customer or prospective customer of the Company, any representative of any media, or on social media.

9.Remedies for Breach.  Nothing in this Agreement shall be construed to limit the Company’s right to recover against Executive for any damages incurred due to breach of this Agreement or the Release or any other actions of Executive, including costs and attorneys’ fees incurred to enforce any of the provisions of this Agreement or the Release or as a result of Executive’s breach of any material term of this Agreement or the Release.  Nothing in this Agreement or the Release shall be construed to limit the Company’s right to seek injunctive relief against Executive for any breach or threatened breach of any term of this Agreement or the Release, and upon obtaining any such relief, in any form, including, but not limited to temporary or preliminary injunctive relief, Executive shall pay the Company’s reasonable attorneys’ fees and costs incurred in obtaining such relief.

10.Resignation From Offices.  On his Separation Date, Executive shall be deemed to resign and be automatically removed from all officer or fiduciary roles that he holds with the Company or any employee benefit plan or trust sponsored or maintained by the Company, all administrator access to the Company IT systems or websites to which the Company has access, and all authorized signatory and authorized representative roles pursuant to which he may act on behalf of the Company, legally bind the Company, access Company Information or commit the Company to any expenditure, including his position as Vice Chairman.  Upon execution of this Agreement, such resignation and removal shall be automatic without any further action on the part of Executive or the Company.  Following his Separation Date, Executive agrees to reasonably cooperate in completing any actions needed to transfer such roles and execute such additional documentation to effect such resignations and removals, as reasonably requested by the Company.

11.Taxes.  Executive is responsible for paying any taxes on amounts he receives because he signed this Agreement or the Release.  Executive understands that he may be subject to higher income tax rates resulting from amounts he receives because he signed this Agreement or the Release.  Executive agrees that the Company may withhold all taxes it determines it is legally required to withhold.

12.Entire Understanding; Amendment.  Executive acknowledges that this Agreement and the Release contain the entire understanding between the Parties and supersede any prior agreements, statements, comments, or proposals between the Parties, except for the Company Protections as modified by Section 7 of this Agreement. Any such Company Protections, as modified by Section 7 of this Agreement, shall survive on their own, independent of and in addition to this Agreement and the Release.  Executive acknowledges and agrees that in signing this Agreement, he does not rely and has not relied on any representation or statement by any of the Released Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.  Executive acknowledges that this Agreement and the Release may not be supplemented or modified between the Parties, except by written agreement between the Parties.

13.Successors and Assigns.  This Agreement shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.  This Agreement may not be assigned by Executive without the prior express written consent of the Company.

14.Governing Law.  This Agreement is made and entered into in the State of Illinois and shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois.

15.Severability.  Should any provision of this Agreement or the Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of this Agreement or the Release, as applicable.  The Parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement or the Release to the extent necessary to comply with existing law and to enforce this Agreement or the Release as modified.

16.ADEA Compliance.  The following provisions are intended to ensure compliance with the federal Age Discrimination in Employment Act (ADEA):

a.Executive acknowledges and agrees that the Company has advised him to consult with an attorney of his or her choosing prior to signing this Agreement and that he has been given a period of twenty-one (21) days within which to consider this Agreement prior to signing below;

b.Executive acknowledges and agrees that he may revoke this Agreement within seven (7) days after he signs it, and that in no event shall this Agreement become effective until eight (8) days after the date on which he signs below.  Any revocation must be made in writing and should be directed to:  Chris Lasse at classe@oldsecond.com or via certified mail to Chris Lasse, SVP HR Director, Old Second National Bank, 37 South River Street, Aurora, IL 60506; and

c.Every attempt has been made to set forth the terms of this Agreement with understandable language.  Executive acknowledges that this Agreement is written in a manner that he understands and that he does understand this Agreement’s terms.  The Company has advised Executive not to sign this Agreement unless and until he understands each and every sentence, paragraph, and part of this Agreement.

17.Agreement Confidential.  Executive agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement to anyone other than a member of his immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement will be treated as a violation by Executive.

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT HE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED HIM TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT HE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT HE HAS FULL POWER AND AUTHORITY TO RELEASE HIS CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

OLD SECOND BANCORP, INC.GARY COLLINS

/s/ Chris Lasse_________________________/s/ Gary Collins________________________

Chris Lasse, SVP HR DirectorSignature

10/17/2026____________________________10/17/2026____________________________

Appendix A

RELEASE

(to be executed on and not before Separation Date)

In consideration of the payments, benefits, and mutual promises and covenants described in the Separation and General Release Agreement between the Parties (the “Agreement”), Old Second  Bancorp, Inc., on behalf of itself and its subsidiaries and affiliates and each of their successors, predecessors and assigns (hereinafter collectively referred to as the “Company”) and Gary Collins (“Executive”) enter into this Release on October 31, 2026 (the “Separation Date”).

Capitalized terms not defined in this Release shall have the meaning set forth in the Agreement.

Released Claims.  Executive, on behalf of himself and his spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasing Parties”) hereby releases and forever waives and discharges the Company, and each of its current or former subsidiaries and affiliates, and each of their respective owners, shareholders, members, directors, officers, employees, board members, trustees, insurers, and agents, past and present (collectively, “Released Parties”) from any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, accrued or contingent, which have or could be asserted against the Released Parties arising out of or related to Executive’s employment or service or other relationship with the Company, the termination thereof, and/or any other occurrence up to and including the Separation Date, including but not limited to:

a.claims, actions, causes of action or liabilities based on discrimination or retaliation arising under Title VII of the Civil Rights Acts of 1963, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the federal Worker Adjustment and Retraining Notification Act, the Illinois Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the federal Occupational Safety and Health Act, the National Labor Relations Act, the Illinois Human Rights Act, the Equal Pay Act, the Illinois Equal Pay Act, the Illinois Biometric Information Privacy Act, and/or any other federal, state, municipal or local  employment discrimination statutes or ordinances, in each case as amended and only to the extent permitted by law (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, handicap, disability, sexual orientation, marital status, retaliation, genetic information and veteran status);

b.claims, actions, causes of action or liabilities arising under any other federal, state, or local statute, law, ordinance or regulations; and

c.any other claim whatsoever, including but not limited to, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, negligence, invasion or breach of privacy rights, and/or any other common law, statutory or ordinance.

Notwithstanding the foregoing, nothing in the Agreement or this Release shall release or discharge any claims which any Releasing Party may make under state workers’ compensation or unemployment compensation laws, claims which by operation of law a Releasing Party cannot waive, and/or claims related to a breach of the Agreement or this Release.

Executive understands that nothing contained in the Agreement or this Release limits any Releasing Party’s ability to file a charge or complaint with any Government Agencies (as defined in the Agreement), to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency (including providing information, without notice to the

Company), to receive a financial incentive from Government Agencies for information provided to any Government Agency, or to report any good faith allegations of unlawful employment practices or criminal conduct to any appropriate Government Agency; provided, however, that no Releasing Party shall seek, receive, or be entitled to reinstatement and/or any monetary damages (including but not limited to back pay, front pay, liquidated, compensatory, and/or punitive damages) from the Company or any other Released Party that may result from the filing of a charge or complaint filed with a Government Agency or any government-related commission.  Each Releasing Party has the right, if required by law, regulation, or legal process, to make any truthful statements or disclosures. Nothing in the Agreement or this Release limits any Releasing Party’s right to request or receive confidential legal advice.

Executive acknowledges that, as of the Separation Date, no sexual harassment or abuse claims exist or have been claimed that would impact the tax ramifications of benefits provided under the Agreement pursuant to Treasury Regulations and Section 13307 of the Federal Tax Cuts and Jobs Act.

Undiscovered Claims or Facts.  Executive understands that he may discover, after the Separation Date, claims or facts that may be different than, or in addition to, those which he now knows or believes to exist with regards to the subject matter of the releases provided by the Agreement or this Release and which, if known at the time of execution, may have materially affected the Agreement or this Release or his decision to enter into them. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

No Further Claims; No Assignment.  Executive represents and warrants that, as of the Separation Date, (a) he has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Released Parties; (b) he has made no assignment or transfer of any right or claim released under the Agreement or this Release and he further agrees that he is not aware of any such right or claim; (c) he has not assigned, transferred or given away any of the Claims that he is releasing, nor has he purported to do so; and (d) no child support order, garnishment orders, or other orders requiring him to pay money to any other person are now in effect.

Return of Company Property.  On or prior to the Separation Date, Executive has returned to the Company all Company Property (as defined in the Agreement).  If Executive subsequently discovers any Company Property or non-public, confidential, proprietary and/or trade secret information in his possession, he will immediately return such Company Property or information to the Company (or at the written instruction of the Company, permanently destroy such Company Property or information).  Executive also affirms that he is in possession of all of his property that he had at the Company’s premises, and that the Company is not in possession of any of his property.

Remedies for Breach.  Nothing in the Agreement or this Release shall be construed to limit the Company’s right to recover against Executive for any damages incurred due to breach of the Agreement or this Release or any other actions of Executive, including costs and attorneys’ fees incurred to enforce any of the provisions of the Agreement or this Release or as a result of his breach of any material term of the Agreement or this Release. Nothing in the Agreement or this Release shall be construed to limit the Company’s right to seek injunctive relief against Executive for any breach or threatened breach of any term of the Agreement or this Release, and upon obtaining any such relief, in any form, including, but not limited to temporary or preliminary injunctive relief, Executive shall pay the Company’s reasonable attorneys’ fees and costs incurred in obtaining such relief.

Entire Understanding; Amendment.  Executive acknowledges that the Agreement and this Release contain the entire understanding between the Parties and supersede any prior agreements, statements, comments, or proposals between the Parties except for any Company Protections (as defined in the Agreement) as modified by Section 8 of the Agreement.  Any such Company Protections, as modified by Section 8 of the

Agreement, shall survive on their own, independent of and in addition to the Agreement and this Release.  Executive acknowledges and agrees that in signing the Agreement and this Release, he does not rely and has not relied on any representation or statement by any of the Released Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of the Agreement, this Release or otherwise.  Executive acknowledges that the Agreement and this Release may not be supplemented or modified between the Parties, except by written agreement between the Parties.

Successors and Assigns.  This Release shall be binding upon Executive and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.  This Release may not be assigned by Executive without the prior express written consent of the Company.

Governing Law.  This Release is made and entered into in the State of Illinois and shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois.

Severability.  Should any provision of the Agreement or this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of the Agreement or this Release, as applicable.  The Parties expressly empower a court of competent jurisdiction to modify any term or provision of the Agreement or this Release to the extent necessary to comply with existing law and to enforce the Agreement or this Release as modified.

ADEA Compliance.  The following provisions are intended to ensure compliance with the federal Age Discrimination in Employment Act (ADEA):

a.Executive acknowledges and agrees that the Company has advised him to consult with an attorney of his or her choosing prior to signing this Release and that he has been given a period of twenty-one (21) days within which to consider this Release prior to signing below;

b.Executive acknowledges and agrees that he may revoke this Release within seven (7) days after he signs it, and that in no event shall this Release become effective until eight (8) days after the date on which he signs below.  Any revocation must be made in writing and should be directed to:  Chris Lasse at classe@oldsecond.com or via certified mail to Chris Lasse, SVP HR Director, Old Second National Bank, 37 South River Street, Aurora, IL 60506; and

c.Every attempt has been made to set forth the terms of this Release with understandable language.  Executive acknowledges that this Release is written in a manner that he understands and that he does understand this Release’s terms.  The Company has advised Executive not to sign this Release unless and until he understands each and every sentence, paragraph, and part of this Release.

Confidentiality.  Executive agrees not to disclose the underlying facts that led up to this Release or the terms, amount, or existence of this Release to anyone other than a member of his immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement will be treated as a violation by Executive.

EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS CAREFULLY READ THIS RELEASE; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS RELEASE; THAT HE HAS HAD AMPLE TIME TO CONSIDER THIS RELEASE; THAT THE COMPANY HAS ADVISED AND URGED HIM TO CONSULT WITH AN ATTORNEY CONCERNING THIS RELEASE; THAT HE HAS

EXECUTED THIS RELEASE VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS RELEASE; AND THAT HE HAS FULL POWER AND AUTHORITY TO RELEASE HIS CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

OLD SECOND BANCORP, INC.GARY COLLINS

__________________________________________________________________________

Chris Lasse, SVP HR DirectorSignature

__________________________________________________________________________

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